                                                                   EXHIBIT 10.25


                          MASTER TRANSACTION AGREEMENT

                                    BETWEEN

                         LYONDELL PETROCHEMICAL COMPANY

                                      AND

                           MILLENNIUM CHEMICALS INC.


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

                               TABLE OF CONTENTS

                                                                         PAGE

SECTION 1    FORMATION, RELATED AGREEMENTS AND CLOSING                      1
   1.1       Formation of the Partnership                                   1
   1.2       Tier 1 Related Agreements                                      1
   1.3       Tier 2 Related Agreements                                      2
   1.4       Closing Date                                                   2
   1.5       Contributions of Assets and Assumption of Liabilities          2
   1.6       New Bank Debt and Payment of Millennium Assumed Debt.          2

SECTION 2    REPRESENTATIONS AND WARRANTIES                                 2
   2.1       Due Organization, Good Standing and Power                      2
   2.2       Authorization and Validity of Agreements.                      3
   2.3       Lack of Conflicts                                              3
   2.4       Certain Fees                                                   4
   2.5       SEC Reports; Financial Statements                              4
   2.6       Absence of Certain Changes                                     4
   2.7       Information Supplied for Joint Proxy Statement                 5

SECTION 3    ADDITIONAL AGREEMENTS                                          5
   3.1       Access to Information                                          5
   3.2       Conduct of the Contributed Business Pending the Closing Date   6
   3.3       Further Actions                                                7
   3.4       Notifications                                                  8
   3.5       Joint Proxy Statement; Stockholders Meetings                   8
   3.6       Employee Matters                                               9
   3.7       No Inconsistent Action                                         9
   3.8       Closing Amendments Certificate                                 9
   3.9       Alternative Proposals                                         10

SECTION 4    CONDITIONS TO CLOSING                                         10
   4.1       Conditions Precedent to Obligations of Both Parties           10
             (a)   No Injunction, etc.                                     10
             (b)   Tier 2 Related Agreements                               11
             (c)   Government Licenses and Consents                        11
             (d)   Stockholder Approvals                                   11
             (e)   Bank Credit Facility                                    11
             (f)   Initial Strategic Plan and Annual Budget                11
   4.2       Conditions Precedent to Obligations of Lyondell               11
             (a)   Closing Amendments Certificate                          11
             (b)   Accuracy of Representations and Warranties              12
             (c)   Performance of Agreements                               12

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             (d)   No Material Adverse Change                              12
             (e)   Third Party Consents                                    12
             (f)   Officer's Certificate                                   12
   4.3       Conditions Precedent to Obligations of Millennium             13
             (a)   Closing Amendments Certificate                          13
             (b)   Accuracy of Representations and Warranties              13
             (c)   Performance of Agreements                               13
             (d)   No Material Adverse Change                              13
             (e)   Third Party Consents                                    13
             (f)   Officer's Certificate                                   13

SECTION 5    TERMINATION AND WAIVER                                        14
   5.1       General                                                       14
   5.2       Effect of Termination                                         16
   5.3       Termination Fees.                                             16

SECTION 6    MISCELLANEOUS                                                 17
   6.1       Successors and Assigns                                        17
   6.2       Benefits of Agreement Restricted to Parties                   17
   6.3       Notices                                                       17
   6.4       Severability                                                  18
   6.5       Press Releases                                                18
   6.6       Confidentiality Agreements                                    18
   6.7       Construction                                                  18
   6.8       Counterparts                                                  19
   6.9       Governing Law                                                 19
   6.10      Transaction Costs                                             19
   6.11      Amendment                                                     19
   6.12      Jurisdiction; Consent to Service of Process; Waiver           19
   6.13      Waiver of Jury Trial                                          20

APPENDICES
Appendix A   Definitions
Appendix B   List of Related Agreements
Appendix B-2 List of Certain Tier 2 Related Agreements
Appendix C   Terms of Lyondell Note
Appendix D   Terms of Bank Credit Agreement

                                      ii
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SCHEDULES

Schedule 2         Exceptions
Schedule 4.2(e)    Lyondell Consents
Schedule 4.3(e)    Millennium Consents
Schedule 6.10      Certain Expenses


EXHIBITS

Exhibit A     Form of Partnership Agreement
Exhibit B     Form of Asset Contribution Agreement
Exhibit C     Form of Parent Agreement

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

                          MASTER TRANSACTION AGREEMENT


  This Master Transaction Agreement (this "Agreement") dated July 25, 1997 is entered into by and between Lyondell Petrochemical Company ("Lyondell") and Millennium Chemicals Inc. ("Millennium").

  The definitions of capitalized terms used in this Agreement, including the appendices hereto, are set forth in Appendix A hereto.

  WHEREAS, the parties desire to establish a joint venture in the form of a partnership (the "Partnership") to engage in the olefins, polyolefins and certain related petrochemicals businesses in the United States and internationally, including research and development, purchasing and processing feedstocks, and manufacturing, marketing and distributing products;

  WHEREAS, upon the terms and subject to the conditions set forth herein, the Partnership will be formed and will acquire the Contributed Businesses to be contributed by Lyondell and by Millennium Petrochemicals Inc. ("Millennium Petrochemicals"), an indirect wholly owned subsidiary of Millennium; and

  WHEREAS, the parties who have executed this Agreement (the "Parties") wish to make certain representations and warranties to one another and provide for the coordination of the closing of all the transactions contemplated by this Agreement (the "Closing");

  NOW, THEREFORE, in consideration of the premises and the mutual covenants of the Parties set forth herein, it is hereby agreed as follows:

                                   SECTION 1
                   FORMATION, RELATED AGREEMENTS AND CLOSING
                   -----------------------------------------

  1.1 Formation of the Partnership. As soon as practicable following the execution and delivery of this Agreement, the Parties shall cause certain of their Subsidiaries to form the Partnership, to execute and deliver the Partnership Agreement and to make initial cash contributions thereto aggregating $1,000,000. In exchange for its contribution of $570,000, the Lyondell Group will receive an interest or interests in the Partnership representing, in the aggregate, 57% of the interests in the Partnership. In exchange for its contribution of $430,000, the Millennium Group will receive an interest or interests in the Partnership representing, in the aggregate, 43% of the interests in the Partnership.

  1.2 Tier 1 Related Agreements. The Tier 1 Related Agreements are designated as such on Appendix B. Forms of each of the Tier 1 Related Agreements (including forms of certain of the exhibits and versions of certain of the schedules thereto current as of the dates indicated therein) are attached as Exhibits to this Agreement. On the terms and subject to the conditions set forth herein, the Parties shall cause each such agreement to be executed and delivered by the appropriate parties thereto at (or, in the case of the Partnership Agreement, prior to) the Closing in substantially the form attached hereto with such changes as may be effected pursuant to Section
3.8 or otherwise agreed to by the Parties in good faith.

  1.3 Tier 2 Related Agreements. The Tier 2 Related Agreements are designated as such on Appendix B. The forms of each of the Tier 2 Related Agreements shall be negotiated by the Parties prior to the Closing in good faith and consistent with the terms and provisions thereof indicated on Appendix B. On the terms and subject to the conditions set forth herein, the Parties shall cause such agreements to be executed and delivered in such forms by the appropriate parties thereto at the Closing.

  1.4  Closing Date.  Provided that the conditions precedent set forth in
Section 4 of this Agreement shall have been satisfied or waived, the Closing shall be held at a mutually agreeable location on the first day of the first calendar month after the date hereof when all such conditions have been so satisfied or waived or on such other date as may be agreed to in writing by the Parties (the "Closing Date"). The Closing shall be deemed to occur at 4:01 a.m. Houston, Texas time on the Closing Date.

  1.5 Contributions of Assets and Assumption of Liabilities. As contemplated by the Asset Contribution Agreements, the Parties shall on the Closing Date make or cause to be made the contributions of assets contemplated thereby, subject to the assumption of liabilities contemplated thereby (including the Lyondell Assumed Debt and the Millennium Assumed Debt). In addition, the Lyondell contributing partner shall execute and deliver to the Partnership on the Closing Date a promissory note in the principal amount of $345 million having the principal terms set forth on Appendix C hereto and otherwise in form and substance reasonably satisfactory to the Parties.

  1.6 New Bank Debt and Payment of Millennium Assumed Debt. On or prior to the Closing Date, the Parties shall cause the Partnership to enter into a bank credit agreement or agreements providing for (i) loans of an aggregate principal amount of $1.0 billion and (ii) a working capital facility in an aggregate principal amount of $250 million, in each case having other terms and provisions consistent with Appendix D hereto and otherwise reasonably satisfactory to the Parties. On the Closing Date, using the proceeds of the loans referred to in clause (i), the Partnership shall repay in full the Millennium Assumed Debt.

                                   SECTION 2
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

  Except as set forth on Schedule 2 with respect to such Party, each Party represents and warrants to the other Party that:

  2.1 Due Organization, Good Standing and Power. Such Party and each member of its Group (i) is (or, if not yet formed, at the Closing will be) a corporation, limited partnership, limited liability company or other entity, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has (or, if not yet formed, at the Closing will have) the corporate power and authority, or power under its constituent

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documents, to own, lease and operate its assets and, if applicable, to conduct the Contributed Business now being conducted by it and to be conducted by it as of the Closing, (ii) is (or, if not yet formed, at the Closing will be) duly authorized, qualified or licensed to do business as a foreign corporation or other organization in, and is (or, if not yet formed, at the Closing will be) in good standing in, each of the jurisdictions in which its right, title or interest in or to any of the assets held by it or the Contributed Business conducted by it, if applicable (or, if not yet formed, the assets or business to be held or conducted by it as of the Closing), requires such authorization, qualification or licensing, except where the failure to be so authorized, qualified, licensed or in good standing would not be reasonably likely to have a Material Adverse Effect, and (iii) has, and in the case of the Related Agreements to be executed by it at or prior to the Closing, will have, all requisite corporate power and authority, or power and authority under its constituent documents, to enter into this Agreement and, as applicable, the Related Agreements to which it is or will be a party and, subject to obtaining the authorizations or consents referred to in Section 2.2 hereof, to perform its obligations hereunder and thereunder.

 2.2 Authorization and Validity of Agreements.

          (a) The execution, delivery and performance by such Party of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on its part, except for any Lyondell stockholder or Millennium stockholder approval that may be required. This Agreement has been duly and validly executed and delivered by such Party and is its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws related to or affecting creditors' rights generally and by general equity principles.

          (b) The execution, delivery and performance by such Party and each member of its Group of the Related Agreements to which it or any member of its Group will be a party and the consummation by it and its Group of the transactions contemplated thereby will be, as of the Closing, duly authorized and approved by all necessary corporate or similar action on its or their part. At the Closing, each of the Related Agreements to which such Party or any member of its Group will be a party will be duly and validly executed and delivered by such Party or member and will be upon execution and delivery a legal, valid and binding obligation, enforceable against it or such member in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws related to or affecting creditors' rights generally and by general equity principles.

  2.3  Lack of Conflicts.   Assuming receipt of the consents contemplated by
Schedule 4.2(e) or 4.3(e), as applicable, each of the execution, delivery and performance by such Party and each member of its Group of this Agreement and the Related Agreements to which any of them is or will be a party and the consummation by them of the transactions contemplated hereby and thereby does not and, as of the Closing, will not (i) violate (with or without the giving of notice or the lapse of time or both) any Legal Requirement applicable to any of them or any of their Subsidiaries, other than those that would not be reasonably likely to have a Material Adverse Effect,

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(ii) conflict with, or result in the breach of, any provision of the charter or by-laws or similar governing or organizational documents of any of them or any of their Subsidiaries, (iii) result in the creation of any Encumbrance upon any of their assets, other than those contemplated by this Agreement or any of the Related Agreements, or those that would not be reasonably likely to have a Material Adverse Effect, or (iv) violate, conflict with or result in the breach or termination of or otherwise give any other Person the right to terminate, or constitute a default, event of default or an event which with notice, lapse of time or both, would constitute a default or event of default under the terms of, any contract, indenture, lease, mortgage, Government License or other agreement or instrument to which any of them or any of their Subsidiaries is a party or by which the properties or businesses of any of them or any of their Subsidiaries are bound, except for violations, conflicts, breaches, terminations and defaults that would not be reasonably likely to have a Material Adverse Effect.

  2.4 Certain Fees. Neither such Party nor any of its Affiliates nor any of its officers, directors or employees, on behalf of it or such Affiliates, has employed any broker or finder or incurred any other liability for any financial advisory fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, except for fees payable by Lyondell to Salomon Brothers Inc and fees payable by Millennium to J.P. Morgan Securities Inc.

  2.5  SEC Reports; Financial Statements.

          (a) Such Party has filed all material forms, reports and documents required to be filed by it with the SEC since December 31, 1996 (with respect to either Party, its "SEC Reports"). Such Party's SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations thereunder, and none of such Party's SEC Reports, as of the date it was filed with the SEC and insofar as it relates to such Party's Contributed Business, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The financial statements (including any notes thereto) contained in such Party's SEC Reports were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis ("GAAP") throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with quarterly reports on Form 10-Q do not contain all GAAP notes to such financial statements) and each fairly presents the consolidated (or combined, as applicable) financial position, results of operations and changes in stockholders' equity and cash flows of such Party and its subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

  2.6 Absence of Certain Changes. Since December 31, 1996, (i) such Party and its Affiliates have not incurred any material liabilities or obligations, fixed, contingent, accrued or

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otherwise, that relate to or are allocable to its Contributed Business and that have had or are reasonably likely to have a Material Adverse Effect, (ii) such Party and its Affiliates have conducted its Contributed Business in all material respects in the ordinary course, consistent with past practice, and (iii) no event, occurrence or other matter has occurred that is reasonably likely to have a Material Adverse Effect with respect to the Contributed Business of such Party, provided that this determination shall be made without regard to any change in general economic or political conditions or any change in raw materials prices, product prices, industry capacity or other matter of industry-wide application that affects the Contributed Businesses of both Parties in a substantially similar way.

  2.7 Information Supplied for Joint Proxy Statement. None of the information supplied or to be supplied by such Party for inclusion or incorporation by reference in the Joint Proxy Statement to be filed with the SEC by Lyondell and Millennium in connection with the stockholder meetings to be held in connection with this Agreement will, at the date mailed to stockholders, or at the time of such meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the time of either such meeting, any event with respect to a Party, or with respect to other information supplied by a Party for inclusion in the Joint Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC. Insofar as it relates to such Party, the Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                                   SECTION 3
                             ADDITIONAL AGREEMENTS

  3.1 Access to Information. Each Party agrees that, during the period commencing on the date hereof and ending at the Closing, (i) it will give or cause to be given to the other Party and its representatives reasonable access during normal business hours to the offices, plants, properties, books and records relating to its Contributed Business, as the other Party may reasonably request, (ii) it will furnish or cause to be furnished to the other Party, to the extent prepared in the ordinary course, such financial and operating data and any other information with respect to the business and properties of its Contributed Business as the other Party may reasonably request and (iii) the other Party and its representatives shall be entitled to reasonable access during normal business hours to the representatives, officers, employees and contractors of such Party who are involved in the Contributed Business, as the other Party may reasonably request; provided that, after consultation, to the extent permissible, with the other Party, such Party may restrict access and provision of information to the extent it reasonably believes necessary to (w) comply with existing confidentiality agreements with third parties (provided that, upon the other Party's reasonable request, it shall use its commercially reasonable efforts to secure waivers of any such confidentiality agreements),
(x) ensure compliance with antitrust laws, (y) preserve the secrecy of confidential information to the extent not related to its Contributed Business and (z) preserve legal privilege; and provided, further that any access or information obtained by any Party and its representatives in accordance with this

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Section 3.1 and otherwise in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreements shall be subject to the terms and conditions of the Confidentiality Agreements.

  3.2 Conduct of the Contributed Business Pending the Closing Date. Each Party agrees that, except as required or contemplated by this Agreement or otherwise consented to or approved in writing by the other Party, during the period commencing on the date hereof and ending on the Closing Date, it will and will cause its Affiliates to:

          (a) use its commercially reasonable efforts to operate and maintain its Contributed Business in all material respects only in the usual, regular and ordinary manner consistent with past practice (including undertaking scheduled or necessary "turnarounds" or other maintenance work and including offsite storage, treatment and disposal of chemical substances generated prior to the Closing) and, to the extent consistent with such operation and maintenance, use commercially reasonable efforts to preserve the present business organization of its Contributed Business intact, keep available the services of, and good relations with, the present employees and preserve present relationships with all persons having business dealings with its Contributed Business, except in each case for such matters that, individually and in the aggregate, do not and are not reasonably likely to have a Material Adverse Effect on its Contributed Business;

          (b) maintain its or their books, accounts and records relating to its Contributed Business in the usual, regular and ordinary manner, on a basis consistent with past practice, comply in all material respects with all Legal Requirements and contractual obligations applicable to its Contributed Business or to the conduct of its Contributed Business and perform all of its or their material obligations relating to its Contributed Business;

          (c) not (i) modify or change in any material respect any of its Contributed Assets or dispose of any material Contributed Asset except for
     (A) inventory, equipment, supplies and other Contributed Assets sold or otherwise disposed of in the ordinary course of business and (B) any Contributed Assets that in the ordinary course of business are replaced with substantially similar Contributed Assets, (ii) except in the ordinary course of business after consultation with the other Party, (x) enter into any contract, commitment or agreement that would be material to the operation of its Contributed Business or use of the Contributed Assets or, except as expressly contemplated by this Agreement or expressly contemplated by or required pursuant to their respective terms, modify or change in any material respect any obligation under any such contract, commitment or agreement, (y) modify or change in any material respect any obligation under its Government Licenses, (z) modify or change in any material respect the manner in which the products produced by its Contributed Business are marketed and sold, or (iii) enter into interest rate protection or other hedging agreements (except for hydrocarbon hedging agreements entered into in the ordinary course and expiring prior to June 30, 1998) relating to its Contributed Business;

          (d) not waive any material claims or rights relating to its Contributed Business;

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          (e) after obtaining Knowledge thereof, give notice to the other Party of any claim or litigation (threatened or instituted) or any other event or occurrence which could reasonably be expected to have a Material Adverse Effect on its Contributed Assets or Contributed Business, other than the types of events, occurrences or other matters referred to in the proviso set forth in Section 2.6(iii);

          (f) not take any action that is reasonably likely to result in its representations and warranties in Section 2 hereof, or in the form of Asset Contribution Agreement of such Party, not being true in all material respects as of the Closing Date; and

          (g) not agree, whether in writing or otherwise, to take any action it has agreed pursuant to this Section 3.2 not to take;

provided, however, that notwithstanding anything to the contrary contained in this Section 3.2, prior to the Closing Date the Lyondell Group and the Millennium Group will act independently of each other in making decisions as to the research and development, raw materials, manufacturing, pricing, marketing and distribution of their products.

  3.3  Further Actions.

          (a) Subject to the terms and conditions hereof, each Party agrees to act in good faith and to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and under the Related Agreements to be entered into by such Party or its Affiliates at Closing, and to confirm that such transactions have been accomplished, including without limitation using all commercially reasonable efforts: (i) to obtain and effect prior to the Closing Date all necessary Consents and Filings; and (ii) to obtain prior to the Closing Date all Government Licenses or consents to the transfer of any Government Licenses that are transferable by it or its Affiliates necessary to consummate the transactions contemplated hereby and by the Related Agreements and to allow for the prudent and uninterrupted operation of the Contributed Businesses by the Partnership after the Closing. Each Party shall furnish to the other Party and its Affiliates such necessary information and assistance as the other may reasonably request in connection with its preparation of any such Filings or other materials required in connection with the foregoing.

          (b) Each Party shall use its commercially reasonable efforts to procure all Consents that are necessary to transfer its Contributed Business to the Partnership. Notwithstanding any other provision of this Agreement to the contrary, the Parties hereto acknowledge and agree that at the Closing the Parties will not assign to the Partnership any Contract or warranties which by their terms require Consent from any other contracting party thereto unless any such Consent has been obtained prior to the Closing Date. Before the Closing, the other Party and the Partnership will use their commercially reasonable efforts and cooperate with the Party that is obligated to assign such contract (the "Contracting

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     Party") in obtaining any necessary Consents to the assignment of the
     Contracts, including, without limitation, by furnishing to the Contracting Party or other parties to any Contract summary financial information and other information with respect to the Partnership reasonably requested by the Contracting Party or such other parties and taking any such other actions (which, subject to any provisions to the contrary included in any Related Agreement, shall not include the incurrence of any expense not otherwise required to be incurred) as the Contracting Party or such other parties may reasonably request for the purpose of obtaining any releases, waivers or terminations as the Contracting Party may reasonably request on behalf of itself or any Affiliate. No representation is made by the Contracting Party with respect to whether any Consent to assign a Contract will be obtainable, and in no event shall the initial capital contributions be subject to reduction as a result of any Contract not being assigned to the Partnership at the Closing by virtue of the necessary Consent not being obtained. Following the Closing, the Parties shall cooperate with each other and use commercially reasonable efforts to obtain those Consents that were not obtained prior to the Closing and (i) if such Consents are obtained following the Closing, the Parties shall execute and deliver any other and further instruments of assignment, assumption, transfer and conveyance and take such other and further action as the Partnership may request in order to assign to the Partnership any Contract or warranties to which such Consents relate and (ii) pending such transfer or issuance to the Partnership, shall provide, to the extent it may lawfully do so, the Partnership with the benefits of any such Contracts, in which case, as provided for in the applicable Asset Contribution Agreement, the Partnership shall promptly assume and discharge (or reimburse the Party so contributing or its Affiliate for) all obligations and liabilities associated with the benefits of such Contracts so made available to the Partnership.

          (c) Each Party shall keep the other Party fully informed from time to time as the other Party shall reasonably request as to the status of all Consents being sought by such Party pursuant to Section 3.3(b).

          (d) Each Party shall furnish to the other Party such information, cooperation and assistance as reasonably may be requested in connection with the foregoing.

          (e) Each Party shall negotiate and otherwise act in good faith to complete, execute and deliver the Related Agreements at the Closing and to effect the Closing at the earliest practicable date.

  3.4 Notifications. Each Party shall notify the other Party and keep it advised as to (i) any litigation or administrative proceeding that is either pending or, to its Knowledge, threatened against such Party which challenges the transactions contemplated hereby; (ii) any material damage to or destruction of its Contributed Business; and (iii) any fact of which such Party has Knowledge that indicates that any condition to Closing is reasonably likely not to be satisfied in a timely fashion.

  3.5 Joint Proxy Statement; Stockholders Meetings. The Parties shall promptly prepare and file with the SEC the Joint Proxy Statement in preliminary form. Each Party shall use its

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commercially reasonable efforts to respond to any comments of the SEC staff with respect thereto, in order to permit mailing to stockholders of the definitive Joint Proxy Statement as promptly as practicable. Subject to the provisions of Sections 3.9 and 5.1, each Party shall (a) call a meeting of its stockholders to be held as promptly as practicable after the date hereof for the purpose of voting upon the transfer of its Contributed Business contemplated hereby, (b) through its Board of Directors, recommend to its stockholders approval of such matters and not rescind such recommendation, (c) use commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to its stockholders at the earliest practicable date and (d) use commercially reasonable efforts to obtain approval of the transfer of its Contributed Business contemplated hereby by its stockholders.

  3.6  Employee Matters.  The Parties agree that:

          (a) Substantially all employees of Lyondell and Millennium Petrochemicals who are associated with the Contributed Businesses shall be offered employment with the Partnership pursuant to the terms of the Asset Contribution Agreements.

          (b) After the date hereof, the Parties shall develop compensation, benefit and personnel plans, policies or programs for the Partnership, including those regarding retirement, 401(k), medical and other welfare benefits, vacation, severance and other executive benefits.

  3.7 No Inconsistent Action. Subject to Section 5, neither Party shall take any material action inconsistent with its obligations under this Agreement or which could materially hinder or delay the consummation of the Closing; provided, however, that any action that may be taken in accordance with Section
3.2 or 3.9 shall not be deemed to violate this Section 3.7.

  3.8 Closing Amendments Certificate. At or immediately prior to the Closing, each of the Lyondell Group and the Millennium Group shall complete and deliver to the other Group and to the Partnership an executed statement, signed by a duly authorized officer of Lyondell or Millennium as the representative of such delivering Group, setting forth all amendments and additions to this Agreement or the Related Agreements or to the schedules and exhibits hereto and thereto (if any) that such Group believes in good faith to be necessary to make the representations and warranties of all of its members contained in this Agreement or the Related Agreements true and correct in all respects (other than such matters as are, individually and in the aggregate, immaterial to its Contributed Business) as of the Closing (such Group's "Closing Amendments Certificate"). Each Group shall examine any such Closing Amendments Certificate presented to it by the other Group, and if it is acceptable to such examining Group (or if such examining Group is willing to waive the condition that such Closing Amendments Certificate be acceptable to it) Lyondell or Millennium as such examining Group's representative shall also execute it, whereupon the amendments and additions set forth therein with respect to this Agreement and the Schedules and Exhibits hereto shall become effective for all purposes and the amendments and additions set forth therein with respect to the Related Agreements and the schedules and exhibits thereto shall be effected prior to the execution and delivery thereof so as to be effective for all purposes from and after the Closing.

  3.9  Alternative Proposals.  Each Party agrees that:

          (a) After the date hereof and prior to the Closing Date or earlier termination of this Agreement, such Party shall not, and shall not permit any of its Affiliates to, and such Party shall, and shall cause each of its Affiliates to, cause each officer, director and employee of such Party and its Affiliates, and each attorney, accountant, investment banker, financial advisor and other agent retained by them, not to, directly or indirectly, initiate, solicit or encourage the submission of any proposal or offer to acquire or operate all or any material part of its Contributed Business or to acquire any Person (including such Party) that directly or indirectly owns all or any part of its Contributed Business, whether by merger, share exchange, purchase of stock, purchase of assets, tender offer, joint venture or otherwise, and whether for cash, securities or any other consideration or combination thereof, if such transaction would be materially inconsistent with or preclusive of the transactions contemplated hereby (any such inconsistent or preclusive transaction being referred to herein as an "Alternative Transaction"). Such Party will immediately cease and cause to be terminated any existing initiation, solicitation, encouragement, discussions or negotiations with parties other than the other Party commenced heretofore with respect to Alternative Transactions.

          (b) Notwithstanding the provisions of Section 3.9(a), in response to a proposal for an Alternative Transaction (an "Alternative Proposal") that is unsolicited and made after the date hereof, (i) such Party may engage in discussions or negotiations regarding such Alternative Proposal with the Person who makes such Alternative Proposal and (ii) such Party may furnish to any such Person (subject to the execution of a confidentiality agreement containing confidentiality provisions substantially similar to those of the Confidentiality Agreements) confidential or non-public information concerning such Party or its Affiliates.

          (c) Such Party shall immediately notify the other Party of its receipt of any Alternative Proposal or any request for confidential or non-public information relating to such Party or its Affiliates in connection with an Alternative Proposal or for access to the properties, books or records of such Party or any Affiliate by any Person that it is considering making, or has made, an Alternative Proposal.

                                   SECTION 4
                             CONDITIONS TO CLOSING

  4.1 Conditions Precedent to Obligations of Both Parties. The respective obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

           (a) No Injunction, etc. No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States or by any United States federal or state governmental or regulatory body or any statute, rule, regulation or executive order promulgated or enacted by any United States federal or state governmental authority shall be in effect which materially restrains, enjoins or otherwise prohibits (i) the transactions contemplated hereby; (ii) the ownership by the Partnership (including enjoyment of any rights relating thereto) of the Contributed Businesses at and after the Closing; or (iii) the operation of the Contributed Businesses by the Partnership at and after the Closing; and no proceeding seeking any such injunction or order shall be pending; provided, that before any determination is made to the effect that this condition has not been satisfied, each Party shall each use commercially reasonable efforts to have such order or injunction lifted, vacated or dismissed.

           (b) Tier 2 Related Agreements. The Parties shall have reached agreement with respect to definitive execution forms of the Tier 2 Related Agreements in accordance with Section 1.3.

           (c) Government Licenses and Consents. The Parties shall have obtained and effected all Government Licenses and Consents required from any Authority for the consummation of the transactions contemplated hereunder and under the Related Agreements to be entered into at the Closing and required to allow for the prudent and uninterrupted operation of the Contributed Businesses by the Partnership after the Closing in a manner consistent with past practices, except for those Government Licenses and Consents, the absence of which is not, in the aggregate, reasonably likely to have a Material Adverse Effect.

           (d) Stockholder Approvals. The stockholders of Lyondell shall have duly approved the transfer of Lyondell's Contributed Business to the Partnership contemplated hereby, and the stockholders of Millennium shall have duly approved the transfer of Millennium's Contributed Business to the Partnership contemplated hereby.

           (e) Bank Credit Facility. The Partnership shall have entered into the bank credit agreement or agreements contemplated by Section 1.6 and the conditions precedent to the availability of funds thereunder shall have been satisfied (subject only to the closing of the transactions contemplated by this Agreement).

           (f) Initial Strategic Plan and Annual Budget. The Parties shall have agreed upon the initial Five-Year Strategic Plan and the initial Annual Budget for the Partnership, as contemplated by the Partnership Agreement.

  4.2 Conditions Precedent to Obligations of Lyondell. The obligations of Lyondell under this Agreement are subject to the satisfaction (or waiver by Lyondell) on or prior to the Closing Date of each of the following conditions:

           (a) Closing Amendments Certificate. The Millennium Group's Closing Amendments Certificate (if any) shall have been acceptable to the Lyondell Group (or the Lyondell Group shall have determined to waive the condition that such Closing Amendments

     Certificate be acceptable), and Lyondell shall have executed it as the Lyondell Group's representative.

           (b) Accuracy of Representations and Warranties. Notwithstanding any investigation, inspection or evaluation conducted or notice or Knowledge obtained by any member of the Lyondell Group (including any Knowledge obtained as a result of receipt of a Closing Amendment Certificate), all representations and warranties (as amended pursuant to the Millennium Group's Closing Amendments Certificate, if applicable) of members of the Millennium Group contained in this Agreement and the Related Agreements that contain qualifications and exceptions relating to materiality or Material Adverse Effect shall be true and correct on and as of the Closing Date, and all other representations and warranties of the members of such Group contained in such agreements shall be true and correct in all material respects as of the Closing Date, in each case with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

           (c) Performance of Agreements. Millennium and its Affiliates shall in all material respects have performed and complied with all obligations and agreements contained in this Agreement, and executed all agreements and documents (including the Tier 1 Related Agreements and the Tier 2 Related Agreements) to be performed, complied with or executed by it or them on or prior to the Closing Date.

           (d) No Material Adverse Change. After the date of this Agreement, no event, occurrence or other matter shall have occurred that is reasonably likely to have a Material Adverse Effect with respect to the Contributed Business of Millennium, provided that this determination shall be made without regard to any change in general economic or political conditions or any change in raw materials prices, product prices, industry capacity or other matter of industry-wide application that affects the Contributed Businesses of both Parties in a substantially similar way.

           (e) Third Party Consents.  All Consents of any third party listed on
     Schedule 4.2(e) shall have been obtained.

           (f) Officer's Certificate. Lyondell shall have received a certificate, dated the Closing Date, signed by the President or a Vice President of Millennium to the effect that, to the Knowledge of Millennium, the conditions specified in the above paragraphs have been fulfilled.

  4.3 Conditions Precedent to Obligations of Millennium. The obligations of Millennium under this Agreement are subject to the satisfaction (or waiver by Millennium) on or prior to the Closing Date of each of the following conditions:

           (a) Closing Amendments Certificate. The Lyondell Group's Closing Amendments Certificate (if any) shall have been acceptable to the Millennium Group (or the Millennium Group shall have determined to waive the condition that such Closing Amendments Certificate be acceptable), and Millennium shall have executed it as the Millennium Group's representative.

           (b) Accuracy of Representations and Warranties. Notwithstanding any investigation, inspection or evaluation conducted or notice or Knowledge obtained by such member of the Millennium Group (including any Knowledge obtained as a result of receipt of a Closing Amendment Certificate), all representations and warranties (as amended pursuant to the Lyondell Group's Closing Amendments Certificate, if applicable) of members of the Lyondell Group contained in this Agreement and the Related Agreements that contain qualifications and exceptions relating to materiality or Material Adverse Effect shall be true and correct on and as of the Closing Date, and all other representations and warranties of the members of such Group contained in such agreements shall be true and correct in all material respects as of the Closing Date, in each case with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

           (c) Performance of Agreements. Lyondell and its Affiliates shall in all material respects have performed and complied with all obligations and agreements contained in this Agreement and executed all agreements and documents (including the Tier 1 Related Agreements and the Tier 2 Related Agreements) to be performed, complied with or executed by it or them on or prior to the Closing Date.

           (d) No Material Adverse Change. After the date of this Agreement, no event, occurrence or other matter shall have occurred that is reasonably likely to have a Material Adverse Effect with respect to the Contributed Business of Lyondell, provided that this determination shall be made without regard to any change in general economic or political conditions or any change in raw materials prices, product prices, industry capacity or other matter of industry-wide application that affects the Contributed Businesses of both Parties in a substantially similar way.

           (e) Third Party Consents.  All Consents of any third party listed on
     Schedule 4.3(e) shall have been obtained.

           (f) Officer's Certificate. Millennium shall have received a certificate, dated the Closing Date, signed by the President or a Vice President of Lyondell to the effect that, to the Knowledge of Lyondell, the conditions specified in the above paragraphs have been fulfilled.

                                   SECTION 5
                             TERMINATION AND WAIVER

  5.1 General. This Agreement may be terminated and the transactions contemplated herein and in the Related Agreements may be abandoned at any time prior to the Closing:

          (a) by the written consent of both Parties;

          (b) by Lyondell if there has been a material misrepresentation or a breach of an agreement by Millennium in this Agreement that (i) if such misrepresentation or breach existed on the Closing Date, would constitute a failure to satisfy the conditions to Closing set forth in Section 4.2(b) and (ii) has not been cured and cannot reasonably be cured within 30 days after all other conditions to Closing have been satisfied;

          (c) by Millennium if there has been a material misrepresentation or a breach of an agreement by Lyondell in this Agreement that (i) if such misrepresentation or breach existed on the Closing Date, would constitute a failure to satisfy the conditions to Closing set forth in Section 4.3(b) and (ii) has not been cured and cannot reasonably be cured within 30 days after all other conditions to Closing have been satisfied;

          (d) by Lyondell or by Millennium if after the date hereof and prior to the Closing any final, non-appealable order or injunction shall be issued by any federal or state court of competent jurisdiction in the United States or by any United States Authority, or any Legal Requirement shall be promulgated or enacted by any United States Authority, that would have the effect of prohibiting or making unlawful the performance of this Agreement, the execution, delivery or performance of any Related Agreement or the consummation of the Closing;

          (e) by either Lyondell or Millennium in the event that the Closing does not occur for any reason on or before March 31, 1998; provided, however, that if the Closing does not occur due to the act or omission of one of the Parties, that Party may not terminate this Agreement pursuant to the provisions of this Section;

          (f) by Lyondell, upon approval of the Lyondell Board of Directors, if prior to the Closing Date (i) without violation of Section 3.9, Lyondell shall have received after the date hereof an Alternative Proposal, (ii) the Lyondell Board of Directors shall have determined, in the exercise of its good faith judgment and after consultation with its legal counsel and receipt of a written opinion from its financial advisors, that the Alternative Transaction contemplated by such Alternative Proposal (if consummated pursuant to its terms) would be materially more favorable from a financial point of view to Lyondell or its stockholders, as applicable, than the transactions contemplated by this Agreement and (iii) Lyondell shall have given Millennium at least five Business Days' prior written notice of the material terms and conditions of such Alternative Proposal and of its intention to terminate this Agreement pursuant to this provision, in order to effect such Alternative Proposal; provided, however, that such termination under this clause (f) shall not be effective, and Lyondell shall not be entitled to enter into a definitive agreement providing for an Alternative Transaction, until Lyondell has made payment to Millennium of the fee required to be paid pursuant to Section 5.3(a);

          (g) by Millennium, upon approval of the Millennium Board of Directors, if prior to the Closing Date (i) without violation of Section 3.9, Millennium shall have received after the date hereof an Alternative Proposal, (ii) the Millennium Board of Directors shall have determined, in the exercise of its good faith judgment and after consultation with its legal counsel and receipt of a written opinion from its financial advisors, that the Alternative Transaction contemplated by such Alternative Proposal (if consummated pursuant to its terms) would be materially more favorable from a financial point of view to Millennium or its stockholders, as applicable, than the transactions contemplated by this Agreement and (iii) Millennium shall have given Lyondell at least five Business Days' prior written notice of the material terms and conditions of such Alternative Proposal and of its intention to terminate this Agreement pursuant to this provision, in order to effect such Alternative Proposal; provided, however, that such termination under this clause (g) shall not be effective, and Millennium shall not be entitled to enter into a definitive agreement providing for an Alternative Transaction, until Millennium has made payment to Lyondell of the fee required to be paid pursuant to Section 5.3(b);

          (h) by Lyondell, if the Millennium Board of Directors shall have resolved to accept or recommended to the Millennium stockholders an Alternative Proposal or shall have withdrawn or adversely modified or taken a public position materially inconsistent with its approval or recommendation to the stockholders of Millennium of the transfer of its Contributed Business contemplated hereby;

          (i) by Millennium, if the Lyondell Board of Directors shall have resolved to accept or recommended to the Lyondell stockholders an Alternative Proposal or shall have withdrawn or adversely modified or taken a public position materially inconsistent with its approval or recommendation to the stockholders of Lyondell of the transfer of its Contributed Business contemplated hereby;

          (j) by Lyondell, if (i) a Change of Control of Millennium shall have occurred, (ii) Millennium shall have entered into a definitive agreement providing for, or publicly announced its intention to effect, any transaction involving a Change of Control of Millennium or (iii) a tender offer or exchange offer shall have been commenced or publicly announced that, if consummated, would have the effect with respect to Millennium described in clause (c) of the definition of "Change of Control";

          (k) by Millennium, if (i) a Change of Control of Lyondell shall have occurred, (ii) Lyondell shall have entered into a definitive agreement providing for, or publicly announced its intention to effect, any transaction involving a Change of Control of Lyondell or (iii) a tender offer or exchange offer shall have been commenced or publicly announced that, if consummated, would have the effect with respect to Lyondell described in clause (c) of the definition of "Change of Control;" and

          (l) by either Party, if the approval of the stockholders of such Party or the other Party contemplated by Section 4.1(d) is not obtained at the applicable stockholders meeting, including adjournments thereof.

Any right of termination set forth above shall be exercised by written notice from the terminating Party to the other Party.

  5.2 Effect of Termination. In the event of any termination of this Agreement as provided above, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of any Party, its Subsidiaries or their respective officers or directors; provided, however, that upon any such termination the obligations of the Parties with respect to this Section 5, expenses under Section 6.10 and confidentiality under
Section 6.6 shall remain in full force and effect and if the Partnership has been formed the Parties shall dissolve it, or shall cause it to be dissolved; and provided, further, that nothing herein will relieve any party from liability for damages for any breach of this Agreement.

  5.3  Termination Fees.

          (a) If this Agreement is terminated by Lyondell pursuant to Section 5.1(f) or by Millennium pursuant to Section 5.1(i) or (k), then Lyondell shall pay Millennium a fee of $40 million; provided, however, that no fee shall be payable following a termination of this Agreement pursuant to
     Section 5.1(k)(iii) unless and until the relevant tender offer or exchange offer has been consummated and a Change of Control of Lyondell described in clause (c) of the definition of "Change of Control" has occurred.

          (b) If this Agreement is terminated by Millennium pursuant to Section 5.1(g) or by Lyondell pursuant to Section 5.1(h) or (j), then Millennium shall pay Lyondell a fee of $40 million; provided, however, that no fee shall be payable following a termination of this Agreement pursuant to
     Section 5.1(j)(iii) unless and until the relevant tender offer or exchange offer has been consummated and a Change of Control of Millennium described in clause (c) of the definition of "Change of Control" has occurred.

          (c) If (i) this Agreement is terminated prior to the occurrence of the Closing for any reason other than failure to satisfy the condition set forth in Section 4.1(a) or the termination of this Agreement pursuant to
     Section 5.1(a) or Section 5.1(d), (ii) prior to such date as is 180 days after such termination there shall occur a Change of Control of a Party or a Party shall enter into a definitive agreement providing for, or shall publicly announce its intention to effect, any transaction involving a Change of Control of such Party or involving the sale or other disposition of all or substantially all of the Contributed Business of such Party (including by transfer to a joint venture or similar arrangement) to or with an unaffiliated Person or a tender offer or exchange offer shall have been commenced or publicly announced that, if consummated, would have the effect with respect to a Party described in clause (c) of the definition of "Change of Control" and (iii) no fee has previously been paid by such Party pursuant to Section 5.3(a) or (b), then upon (and subject to) the occurrence of such Change of Control or the consummation of such transaction, such Party will pay to the other Party a fee of $40 million; provided, however, that such fee shall instead be $10 million if this Agreement is terminated pursuant to Section 5.1(l) because of the failure of the stockholders of such Party to approve the transfer of such Party's Contributed Business and at or prior to the time of such stockholder vote (1) there had been no public disclosure or announcement by any Person of (x) any such Change of Control, definitive agreement, intention or transaction regarding such Party or (y) any Alternative Proposal that has been made to such Party and (2) the Board of Directors of such Party had not withdrawn or adversely modified or taken a public position materially inconsistent with its approval or recommendation to the stockholders of such Party of the transfer of such Party's Contributed Business contemplated hereby.

          (d) Any such amount shall be paid in cash by wire transfer in immediately available funds, (i) in the case of Section 5.1(f) or (g), at or prior to the termination referred to therein and (ii) in the case of
     Section 5.1(h), (i), (j) or (k) or Section 5.3(c), not later than seven Business Days after the obligation to make such payment arises.

                                   SECTION 6
                                 MISCELLANEOUS

  6.1 Successors and Assigns. Except as may be expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the successors of each of the Parties. Neither Party may otherwise assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall be in the sole and absolute discretion of such other Party. Any purported assignment or delegation without such consent shall be void and ineffective.

  6.2 Benefits of Agreement Restricted to Parties. This Agreement is made solely for the benefit of the Parties and for the benefit of the Partnership as third party beneficiary, and no other Person (including employees) shall have any right, claim or cause of action under or by virtue of this Agreement.

  6.3 Notices. All notices, requests and other communications that are required or may be given under this Agreement shall, unless otherwise provided for elsewhere in this Agreement, be in writing and shall be deemed to have been duly given if and when (i) transmitted by telecopier facsimile with proof of confirmation from the transmitting machine or (ii) delivered by commercial courier or other hand delivery, as follows:

Jeffery R. Pendergraft                    George H. Hempstead, III
Senior Vice President,                    Senior Vice President,
 General Counsel & Secretary               Law and Administration and Secretary
Lyondell Petrochemical Company            Millennium Chemicals Inc.
1221 McKinney Street                      99 Wood Avenue South
Houston, Texas 77010                      Iselin, New Jersey 08830
Telecopy Number:  713-652-4538            Telecopy Number: 908-603-6857

with a copy to:                           with a copy to:

Baker & Botts, L.L.P.                     Weil, Gotshal & Manges LLP
910 Louisiana Street                      767 Fifth Avenue
Houston, Texas  77002                     New York, New York  10153
Attention:  Stephen A. Massad             Attention:  Ellen J. Odoner
Telecopy Number:  (713) 229-1522          Telecopy Number:  (212) 310-8007


  6.4 Severability. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any of the Parties, be deemed severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

  6.5 Press Releases. Unless otherwise mutually agreed, no Party shall make or authorize any public release of information regarding the Partnership or any other matters contemplated by, or any provisions or terms of, this Agreement or the Related Agreements except (i) that a press release or press releases in mutually agreed upon form or forms shall be issued by the Parties as promptly as is practicable following the execution of this Agreement, (ii) that the Parties may, after consultation with each other, communicate with employees, customers, suppliers, stockholders, lenders, lessors, and other particular groups as may be necessary or appropriate and not inconsistent with the prompt consummation of the transactions contemplated by this Agreement and (iii) after consultation with each other, as required by law or stock exchange rule or as necessary for the assertion or enforcement of contractual rights.

  6.6 Confidentiality Agreements. The Parties have heretofore entered into the Confidentiality Agreements relating to the exchange between Lyondell, on the one hand, and Millennium and Millennium Petrochemicals, on the other hand, of certain confidential information related or otherwise pertinent to the transactions contemplated by this Agreement. Nothing in this Agreement shall be construed as impairing or otherwise limiting the obligations assumed pursuant to the Confidentiality Agreements by the parties thereto. The Confidentiality Agreements shall remain in full force and effect in accordance with their respective terms until the earlier of Closing or their respective expiration dates.

  6.7 Construction. In construing this Agreement, the following principles shall be followed: (i) no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in construction; (ii) no consideration shall be given to the fact or presumption that any of the Parties had a greater or lesser hand in drafting this Agreement; (iii) examples shall not be construed to limit, expressly or by implication, the matter they illustrate; (iv) the word "includes" and its syntactic variants mean "includes, but is not limited to" and corresponding syntactic variant expressions; (v) the plural shall be deemed to include the singular, and vice versa; (vi) each gender shall be deemed to include the other genders; and (vii) each exhibit, appendix, attachment and schedule to this Agreement is a part of this Agreement.

  6.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which when taken together shall constitute one and the same original document.

  6.9 Governing Law. The laws of the State of Delaware shall govern the construction, interpretation and effect of this Agreement without giving effect to any conflicts of law principles.

 6.10       Transaction Costs.

          (a) Subject to subsection (b), and except as provided on Schedule 6.10, all reasonable out-of-pocket costs, fees and expenses incurred at any time by either Party in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall be reimbursed by the Partnership or shall be shared by the Parties pro rata in accordance with the relative interests of their Subsidiaries in the Partnership.

          (b) Notwithstanding the foregoing, each Party shall be solely responsible for and bear all of its own respective costs, fees and expenses if this Agreement is terminated and the Closing does not occur.

  6.11 Amendment. All waivers, modifications, amendments or alterations of this Agreement shall require the written approval of each of the Parties.
Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

  6.12 Jurisdiction; Consent to Service of Process; Waiver. ANY JUDICIAL PROCEEDING BROUGHT AGAINST ANY PARTY TO THIS AGREEMENT OR ANY DISPUTE UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER RELATED HERETO SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS OF THE STATE OF DELAWARE, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES TO THIS AGREEMENT ACCEPTS THE

EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT (AS FINALLY ADJUDICATED) RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES TO THIS AGREEMENT SHALL APPOINT THE CORPORATION TRUST COMPANY, THE PRENTICE-HALL CORPORATION SYSTEM, INC. OR A SIMILAR ENTITY (THE "AGENT") AS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF PROCESS IN ANY PROCEEDING IN ANY SUCH COURT IN THE STATE OF DELAWARE, AND EACH OF THE PARTIES TO THIS AGREEMENT SHALL MAINTAIN THE APPOINTMENT OF SUCH AGENT (OR A SUBSTITUTE AGENT) FROM THE DATE HEREOF UNTIL THE EARLIER OF THE CLOSING DATE OR THE TERMINATION OF THIS AGREEMENT AND SATISFACTION OF ALL OBLIGATIONS HEREUNDER. THE FOREGOING CONSENTS TO JURISDICTION AND APPOINTMENTS OF AGENT TO RECEIVE SERVICE OF PROCESS SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF DELAWARE FOR ANY PURPOSE EXCEPT AS PROVIDED ABOVE AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTIES HERETO. EACH PARTY HEREBY WAIVES ANY OBJECTION IT MAY HAVE BASED ON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON-CONVENIENS.

  6.13 Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.



                            [signature pages follow]

  IN WITNESS WHEREOF, this Master Transaction Agreement has been executed on behalf of each of the Parties, by their respective officers thereunto duly authorized, effective as of the date first written above.


                           LYONDELL PETROCHEMICAL COMPANY


                           By: /s/ Dan F. Smith
                             ----------------------------------------------
                             Name:  Dan F. Smith
                             Title: President and Chief Executive Officer


                           MILLENNIUM CHEMICALS INC.


                           By: /s/ William M. Landuyt
                             ----------------------------------------------
                             Name:  William M. Landuyt
                             Title: Chairman and Chief Executive Officer

                                   APPENDIX A
                                       TO
                          MASTER TRANSACTION AGREEMENT


                                  DEFINITIONS


"Affiliate" shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; provided, however, that for purposes of this Agreement (i) Atlantic Richfield Company and any entities controlled by it shall not be considered an Affiliate of the Lyondell Group, (ii) Suburban Propane Partners, L.P. and any entities controlled by it shall not be considered an Affiliate of the Millennium Group, and (iii) neither the Partnership nor any entity controlled by it shall be considered an Affiliate of the Lyondell Group or the Millennium Group. For purposes of this definition, the term "control" shall have the meaning set forth in 17 CFR 230.405, as in effect on the date hereof.

"Agreement" shall mean this Master Transaction Agreement entered into between the Parties as of the date hereof.

"Asset Contribution Agreements" shall mean for Lyondell that certain Asset Contribution Agreement between Lyondell and the Partnership and for Millennium that certain Asset Contribution Agreement between Millennium Petrochemicals and the Partnership to be executed and delivered at the Closing in substantially the form attached hereto as Exhibit B.

"Assumed Liabilities" of a Party shall have the meaning assigned to such term in the Asset Contribution Agreement for such Party and shall include, with respect to Lyondell, the Lyondell Assumed Debt and, with respect to Millennium, the Millennium Assumed Debt.

"Authority" shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, department or instrumentality thereof, or any court or arbitrator (public or private).

"Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks are closed in New York City, New York.

"Change of Control" shall mean with respect to a Party the occurrence of any of the following events: (a) there shall be consummated any consolidation, merger or share exchange of such Party (i) in which such Party is not the continuing or surviving Person (other than a consolidation, merger or share exchange with a wholly owned Subsidiary of such Party in which all shares of common stock of such Party outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same number of shares of common stock of such Subsidiary) or (ii) pursuant to which the common stock of such Party is converted into cash, securities or other property, other than, in each case, a consolidation, merger or share exchange of such Party in which the holders of the common stock immediately prior to the consolidation, merger or share exchange hold, directly or indirectly, at least a majority of the voting power and common equity of the continuing or surviving Person immediately after such consolidation, merger or share exchange; (b) all or substantially all of such Party's properties and assets on a consolidated basis are sold or otherwise disposed of to any Person or Persons in any one transaction or a series of transactions, other than as contemplated by this Agreement; or (c) any Person or any Persons acting together which would constitute a "group" for purposes of
Section 13(d) of the Exchange Act (other than such Party, any Subsidiary of such Party, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic dividend reinvestment plan or any substantially similar plan of such Party or any Subsidiary of such Party or any Person holding securities of such Party for or pursuant to the terms of any such employee benefit plan), together with any Affiliates thereof, shall acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange
Act) of 50% or more of the voting stock of such Party.

"Closing" shall mean the closing of the transactions contemplated by this Agreement.

"Closing Amendments Certificate" shall have the meaning set forth in Section
3.8.

"Closing Date" shall have the meaning set forth in Section 1.4.

"Confidentiality Agreements" shall mean those certain Confidentiality Agreements separately entered into as of February 3, 1997 between the Parties and certain of their Affiliates and binding upon such Parties and their Affiliates as set forth therein.

"Consent" shall mean any consent, waiver, approval, authorization, exemption, registration, license or declaration of or by any other Person or any Authority, or any expiration or termination of any applicable waiting period under any Legal Requirement, required with respect to any Party or any party to the Related Agreements in connection with (i) the execution and delivery of this Agreement or any of the Related Agreements or (ii) the consummation of any of the transactions provided for hereby or thereby.

"Contracts" of a Party shall have the meaning assigned to such term in the Asset Contribution Agreement for such Party.

"Contributed Assets" of a Party shall have the meaning assigned to the term "Assets" in the Asset Contribution Agreement for such Party.

"Contributed Business" shall mean, with respect to each of Lyondell and Millennium, its "Contributed Business" as defined in the Asset Contribution Agreement for such Party, including the Contributed Assets and Assumed Liabilities related thereto.

"Encumbrance" shall mean any lien, charge, encumbrance, security interest, title defect, option or any other restriction or third-party right.

"Exchange Act" shall mean the Securities Exchange Act of 1934.

"Filing" shall mean any filing with any Person or any Authority required with respect to any Party in connection with (i) the execution and delivery of this Agreement or any of the Related Agreements or (ii) the consummation of any of the transactions provided for hereby or thereby.

"GAAP" shall have the meaning set forth in Section 2.5(b).

"Government License" of a Party shall have the meaning assigned to such term in the Asset Contribution Agreement for such Party.

"Lyondell" shall mean Lyondell Petrochemical Company, a Delaware corporation.

"Lyondell Assumed Debt" shall mean debt issued by Lyondell having an aggregate principal amount of $745 million, as specified in the Asset Contribution Agreement with respect to Lyondell.

"Lyondell Group" shall mean Lyondell and the Subsidiary or Subsidiaries of Lyondell to be formed to be a partner or partners in the Partnership.

"Group" shall mean the Lyondell Group or the Millennium Group, as appropriate.

"Joint Proxy Statement" shall mean the Joint Proxy Statement of Millennium and Lyondell to be filed with the SEC under the Exchange Act, pursuant to which each of Millennium and Lyondell will seek its stockholders' approval of the transfer of its Contributed Businesses to the Partnership as contemplated hereby.

"Millennium" shall mean Millennium Chemicals Inc., a Delaware corporation.

"Millennium Assumed Debt" shall mean debt issued by Millennium Petrochemicals having an aggregate principal amount of $750 million, as specified in the Asset Contribution Agreement with respect to Millennium.

"Millennium Group" shall mean Millennium, Millennium Petrochemicals and the Subsidiary or Subsidiaries of Millennium to be formed to be a partner or partners in the Partnership.

"Millennium Petrochemicals" shall mean Millennium Petrochemicals Inc., a Virginia corporation.

"Knowledge" shall mean with respect to any Party the actual knowledge of (i) any plant manager, (ii) any officer of such Party having responsibilities with respect to the Contributed Business or the transactions contemplated in this Agreement, (iii) in the case of Millennium, any officer of Millennium Petrochemical having responsibilities with respect to the Contributed Business or the transactions contemplated in this Agreement, and (iv) any employee reporting directly to an officer described in clause (ii) or (iii).

"Legal Requirement" shall mean any law, statute, rule, ordinance, decree, regulation, requirement, order or judgment of any Authority including the terms of any Government License.

"Material Adverse Effect" shall mean any adverse circumstance or consequence that, individually or in the aggregate, has an effect that is material to the financial condition, results of operations, assets or business of the Contributed Business of the Party at issue taken as a whole.

"Parties" shall mean Lyondell and Millennium.

"Partnership" shall mean the partnership to be formed as contemplated hereby.

"Partnership Agreement" shall mean the partnership agreement of the Partnership.

"Person" shall mean any natural person, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization.

"Proceeding" shall mean any action, suit, claim or legal, administrative or arbitration proceeding or governmental investigation to which any Party or an Affiliate is a party.

"Related Agreements" shall mean the Tier 1 Related Agreements and the Tier 2 Related Agreements.

"Securities Act" shall mean the Securities Act of 1933.

"SEC" shall mean the Securities and Exchange Commission.

"SEC Reports" shall have the meaning set forth in Section 2.5.

"Subsidiary" shall mean, with respect to any Party, any Person of which such Party, either directly or indirectly, owns 50% or more of the equity or voting interests, including, in the case of Millennium or Lyondell, each of their respective Subsidiaries set forth on Exhibit 21 to (or otherwise incorporated by reference to) their respective Annual Reports on Form 10-K for each of their fiscal years ended December 31, 1996 except, in the case of Lyondell, Lyondell-CITGO Refining Company Ltd.

"Tier 1 Related Agreements" shall mean those agreements so designated on Appendix B, forms of each of which (including forms of the exhibits and certain of the schedules thereto current as of the dates indicated therein), are attached hereto as Exhibits.

"Tier 2 Related Agreements" shall mean those agreements so designated on Appendix B (including Appendix B-2), descriptions of certain terms of which are included thereon.

                                   APPENDIX B
                                       TO
                          MASTER TRANSACTION AGREEMENT


                           LIST OF RELATED AGREEMENTS


Tier 1 Related Agreements

  1. Partnership Agreement

  2. Asset Contribution Agreements

     a. From Lyondell to the Partnership

     b. From Millennium to the Partnership

  3. Parent Agreement


Tier 2 Related Agreements

1. Agreements listed as exhibits in the table of contents of the Asset Contribution Agreements.

2.    Agreements listed on Appendix B-2.

                                 Appendix B-2
                        To Master Transaction Agreement
       Inter-Party Services, Utilities, Feedstock and Products Contracts



                                                                          Part 1
  Services, Utilities and Infrastructure Supplied Between Partner and Venture




Services, Utilities, Infrastructure               Quantity        Price Basis                                   Term
-----------------------------------               --------        -----------                                  ------
1. Waste Water Treatment, KS Treats JV  WW        Output          Allocated cost/2/                              15/1/
   -for La Porte polymers by VAM unit

2. Barge Dock Access/Services; KS Dock at         Requirements    Allocated cost/2/                              15/1/
   La Porte -for JV C4s, aromatics and pygas

3. Utilities at La Porte, JV * KS -includes       Requirements    Allocated cost/2/                              15/1/
   steam, air,  cooling water, fire water,
   demin water, etc.

4. Administrative, Technical (including lab)      Requirements    Average cost                                    5
   and Stores Warehousing Services,                               allocated pro-rata,
   JV * KS for acetyls                                            estimate use annually

5. Facilities Overhead Services, JV * KS          Requirements    Average cost                                    *
   -for acetyls only if La Porte acetyls'                         allocated pro-rata,
   taxes, insur., reg. compliance, etc.not                        estimate use annually
   split out by closing

6. Methanol Services, JV * GH                     Requirements    Business Management Fee for                    JV or LMC life/3/
   -for MeOH unit from CHO - JV to contract                       administrative and overhead costs, plus
   with GH under which JV to furnish services,                    Reimbursable Costs, per GH/LMC
   utilities , facilities and infrastructure;                     Operating Agreement, plus costs for any
   terms to parallel GH/LMC Operating Agreement                   additional servicees (e.g. storage) to be
   with addition of storage, product loading                      allocated based on usage.
   and handling
   -Operating Agreement includes: marketing and
   sales services; operating maintenance and
   emergency services, including overhead; reg.
   compliance services; support facilities, such
   as barge dock, loading rack, flare, waste
   treatment; utilities and infrastructure,
   such as electricity, steam, condensate,
   nitrogen, process chem.

7. Administrative and Technical Services JV * GH  Requirements    Average cost allocated pro-rata,                *
   -e.g, Houston H.Q., tech. ofcs.                                estimate use annually
   Administrative Services GH * JV

8. Leased Lab Space and Analytical Services at    Requirements    Lease - market based; analy. services           5
   Cincinnati, JV * KS                                            average cost allocated pro-rata
   -JV to lease out space and furnish services.

9. Load VAM at Tuscola                            Requirements    Allocated Cost/2/                              15/1/
   JV * KS


                                 Appendix B-2
                        To Master Transaction Agreement
       Inter-Party Services, Utilities, Feedstock and Products Contracts


                                                                          Part 2
     Feedstock, Products, Utilities, Supplied Between Partner and Venture,
                               Commercial Basis


Feedstock, Products, Utilities                    Quantity        Price Basis                                   Term
-------------------------------                   --------        -----------                                  ------
10. Alternative fuels, JV * KS                    Output          0 *  fuel value                              15/1/
    -includes excess QE1 methane and                              fuel value (meth, H/2/)
    H/2/ off gas to syngas

11. Fusel Oil, GH * JV                            Output          Fuel value                                   15/1/
    -from MeOH Unit to East Plant

12. Toll JV ethylene to VAM for LDPE,             Requirements    Toll or market, as determined later          3 - 5
    JV * KS * JV

13. Ethylene for VAM, JV * KS                     Requirements    Market value, JV average transaction         3 - 5
    -for La Porte acetyls                                         price

14. Hydrogen (purified) to Syngas, JV * KS        Output          Multiple of fuel value                       15/1/
    -Praxair - PSA unit H2 for acetyls

15. Purified Hydrogen Stream, GH * JV             Requirements    Multiple of fuel value                       15/1/
    -from PSA for CHO olefin                      (Startup and
                                                  intermittant
                                                  use)

16. Tail Gas, GH * JV                             Output          Fuel value                                   15/1/
    -from MeOH to CHO olefins

17. Methanol for MTBE, GH * JV                    Requirements    Market based formula                         3 - 5
    -from MeOH to MTBE unit at CHO

                                 Appendix B-2
                        To Master Transaction Agreement
       Inter-Party Services, Utilities, Feedstock and Products Contracts


                                                                          Part 3

           Third Party Sourced Feedstock, Utilities, Infrastructure


Feedstock, Products, Utilities                    Quantity        Price Basis                                   Term
-------------------------------                   --------        -----------                                  ------
18. Nitrogen for JV at La Porte                   Requirements    Negotiated split contract or pass-thru       2004
    -sourced from Praxair                                         rate

l9. Nitrogen for JV at La Porte                   Requirements    Negotiated split contract or pass-thru       2000
    -sourced from Air Products                                    rate

20. Electricity for JV at La Porte                Requirements    Negotiated split contract or pass-thru       2001?
    -sourced from HL&P                                            rate

21. Purified Hydrogen to Syngas from JV at        Requirements    Negotiated split contract or pass-thru      remaining term
    La Porte - sourced from Air Products                          of purchase price                           of contract with
                                                                                                              AP

22. Natural Gas for KS at La Porte                Requirements    Pass-thru of average purchase price         3 - 5
    -multiple suppliers                                           for La Porte site

23. Natural Gas, JV * GH                          Requirements    Average price for gas purchased for         15/1/
    -for feedstock and fuel at                                    MeOH unit
     Channelview MeOH unit
    -Contract terms to parallel GH/LMC
     Gas Sales Agreement
    -alternatively assignment agreement
     subject to LMC consent
    -GH assignor, JV assignee

24. Administrative Office Space, KS * JV          Requirements    Market                                       short-term
    -only if needed in JV transition,                                                                          renewable
     KS to sublease out space

25. Adminstrative Office Space, GH * JV           Requirements    Market                                       9/30/99
    -GH to assign lease at OHC, then JV * GH
     partial space leaseback


                                 Appendix B-2
                        To Master Transaction Agreement
       Inter-Party Services, Utilities, Feedstock and Products Contracts


                                                                          Part 4

    Feedstock, Products Services, Utilities, and Infrastructure to/from LCR


Feedstock, Products, Utilities                    Quantity        Price Basis                                   Term
-------------------------------                   --------        -----------                                  ------

26. LCR Agreements                                                Market based price for all; terms per
                                                                  current GH/LCR contracts
    LCR to Greyhound to Venture
    (to be provided by Greyhound)

    Contracts with terms parallel to GH/LCR
    contracts  to be executed between JV/GH

    Olefins Feedstocks
    Mixed Propylene
    Propane, Butane
    Alky Propane, Butane
    Benzene
    Services, Utilities, Infrastructure

    Venture to Greyhound to LCR
    (to be provided by Greyhound)

    Contracts with terms parallel to GH/LCR
    contracts to be executed between JV/GH

    Heavy Pygas
    Light Pygas
    C5 Raffinate
    OP Hydrogen
    Toluene
    Alky and MTBE Tolls
    Raff II
    Raff II Isomerate
    MTBE
    Services, Utilities, Infrastructure


                                                                          Part 5

                                     Other


27. If, prior to closing, either partner identifies any service, utility, feedstock, or product for which transfer between the JV and either partner is commercially practicable, then the partners shall use best efforts to negotiate an equitable interparty contract to meet such partner's requirements utilizing the concepts for price and term applied above.


* To be determined

                                 Appendix B-2
                        To Master Transaction Agreement
       Inter-Party Services, Utilities, Feedstock and Products Contracts

Note 1
------

Where 15 years is the initial term, terminable effective at the end of 15 years or effective on any one year anniversary date thereafter upon 3 years prior written notice by the party furnishing the services or material. Upon 12 months prior written notice the party receiving the services or material may terminate at any time effective at the end of any month.

Note 2
------

Prior to executing the contract the parties shall agree upon service or material capacity and the percentage of capacity reserved by the party receiving the services or material based on recent experience. This reservation will be the basis on which overhead costs (including maintenance and regulatory compliance) will be allocated and charged to the receiving party. This allocated share may be revised by mutual agreement. The party furnishing the services or material shall expand capacity on request of the other party if commercially practicable, provided capital costs are paid or reimbursed by the receiving party, pro-rata in accordance with its percentage of use reserved in the expansion. All ongoing operating costs will be paid on a prorata percentage basis according to the percentage of actual use, such use to be determined on a monthly, quarterly or annual basis, or if actual usage is impractical to measure, then by estimates at least 60 days prior to the start of each calendar year, then readjusted annually based on experience.

Note 3
------

Upon 12 months prior written notice GH has the right to discontinue any services hereunder, with pro-rata reduction of cost.

                                   APPENDIX C
                                       TO
                          MASTER TRANSACTION AGREEMENT


                           TERMS OF  LYONDELL  NOTE

          MAKER:    Lyondell subsidiary that is a partner in the Partnership

         AMOUNT:    $345 million

           TERM: Earlier of 2 years from Closing or 30 days after a financing at Lyondell-CITGO Refining Company Ltd. ("LCR") which results in the repayment of LCR's existing $450 million 5-year term loan and a distribution to Lyondell of at least $345 million

           RATE: 6 month LIBOR plus market spread for applicable credit rating (Lyondell)

        RIGHT OF    In the event of a default under the note, Lyondell Group
OFFSET/SECURITY:    waives right to distribution of proceeds and assign those
                    rights to the Partnership, in which event the amounts so withheld will be deemed to be payments under the note

      COVENANTS:    Standard affirmative covenants comparable to Lyondell
                    Assumed Debt (e.g., payment of interest, maintenance of corporate existence)

          OTHER:    Prepayable at any time, without penalty or premium

                    Senior note entitled to equal and ratable security with any holders of secured debt issued by Lyondell or the maker (subject to customary exceptions)

                    Cross-default with other Lyondell debt (including Lyondell Assumed Debt, if such default is caused by an action or failure to act on the part of Lyondell) exceeding
                    $25 million

      GUARANTOR:    Payments of interest and principal shall be fully and
                    unconditionally guaranteed by Lyondell, such guarantee to be a senior obligation entitled to equal and ratable security with any holders of Lyondell secured debt (subject to customary exceptions)

                                   APPENDIX D
                                       TO
                          MASTER TRANSACTION AGREEMENT


                       TERMS OF BANK CREDIT AGREEMENT(S)


TERMS AND CONDITIONS FOR $1.0 BILLION BANK CREDIT AGREEMENT AND $250 MILLION WORKING CAPITAL FACILITY

TENOR:      5 Year revolver

RATE:       LIBOR + appropriate spread, ability to swap to fixed

SECURITY:   Unsecured

COVENANTS:  Commensurate with investment grade credit rating

OTHER: Any bank proposal to amend or modify business agreement will be unacceptable

GUARANTEE:  Millennium America Inc., a wholly owned subsidiary of Millennium, will guarantee $750 million of borrowings under this Agreement.

                                      D-1